Exhibit 99.1

IndieMV to Become New Official Company
Name as Company Meets All Closing
Requirements for Merger

New York, Los Angeles, October 31, 2007 – IndieMV Media Group, Inc. and associated Companies (Jake’s Trucking International Inc. OTC Bulletin Board: JKTI) announced today that all closing conditions to the Company’s merger transaction with IndieMV Media Group, Inc. have been met.

On October 30th, 2007, the Company announced that it had received the audit report from the independent auditors of IndieMV.  The receipt of this audit report completes all the requirements for the closing of the previously announced Merger Agreement.

Also on October 30th, 2007, the shareholders of the Company voted to change the Company’s name to IndieMV Media Group, Inc.  The name change will become effective as soon as appropriate notice and filing requirements have been met.

ABOUT IndieMV Media Group Inc.

IndieMV Media Group, Inc. and Jake's Trucking International, Inc. have agreed to merge, with the resulting public Company being called IndieMV Media Group, Inc.   The Company will be a fully integrated, digital entertainment company and a pioneer in the distribution, licensing, and marketing of digital video content and its related businesses. Fueled by partnerships with world-class record companies, wireless communication companies, and major sponsorship corporations, the Company has positioned itself to become a leader in social networking and digital video distribution on the web.

Media Contacts:
Asbury Communications, Inc.
Mike Rivers (818) 865-9898 mike@asburypr.com
Dan Harary (310) 859-1831 dan@asburypr.com

Investor Relations:
Crescendo Communications, LLC
David K. Waldman (212) 671-1021 dwaldman@crescendo-ir.com

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements based on the Company's current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words and include statements regarding the planned and/or anticipated benefits to users of the Company's products and the timing of distribution of such products. Forward-looking statements in this release are based on information available to the Company as of the date hereof. The Company's actual results may differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company's business, which include the Company's ability to execute its business strategy and the other risk factors disclosed in the Annual Report on Form 10-K for the year ended September 30, 2006 on file with the Securities and Exchange Commission. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.